EXHIBIT 3.04

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION OF

DISCOVER SCREENS, INC.

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DISCOVER SCREENS, INC., a Florida corporation (the “Corporation”), hereby certifies as follows:

1. The Articles of Incorporation of the Corporation (Florida Division of Corporations Document Number P06000061539) are hereby amended by deleting the present form of Article I in its entirety and by substituting, in lieu thereof, the following:

“ARTICLE I

CORPORATE NAME AND PRINCIPAL OFFICE

The name of this corporation is NET TALK.COM, INC. (the “Corporation”) and its principal office and mailing address is 1100 NW 163 Drive, Miami, Florida 33169.”

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2. The foregoing amendment shall become effective as of the close of business on the date these Articles of Amendment are approved by the Florida Department of State and all filing fees then due have been paid, all in accordance with the corporation laws of the State of Florida.

3. The amendment recited in Section 1. above has been duly adopted in accordance with the provisions of §607.0821, .0704, .1003 and .1006, Florida Statutes, the shareholders and directors of the Corporation having executed a written statement, dated effective December 30, 2007, manifesting their intention that the amendment be adopted.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be prepared under the signature of its Chief Executive Officer this 10th day of September, 2008.

DISCOVER SCREENS, INC.,
a Florida corporation

By:	/s/ Robin Hoover Robin Hoover, Chief Executive Officer